AMENDMENT to SUB-ADVISORY AGREEMENT

Touchstone Global ESG Equity Fund
a series of
Touchstone Strategic Trust

This AMENDMENT is made as of July 29, 2022 to the Sub-Advisory Agreement dated March 1, 2018 (the “Agreement”), as amended, between Touchstone Advisors, Inc. (the “Advisor”) and Rockefeller & Co., LLC (the “Sub-Advisor”) relating to the Touchstone Global ESG Equity Fund, a series of the Touchstone Strategic Trust (the “Fund”).

1.Effective on July 29, 2022, the name of the Fund shall be changed to the Touchstone Non-US ESG Equity Fund. Each reference to the Fund in the Agreement shall be changed to the Touchstone Non-US ESG Equity Fund.

2.All other terms, conditions, provisions and sections of the Agreement shall remain in full force and effect, except as specifically modified by this Amendment.

[Signature page follows]

This Amendment to the Agreement is signed as of the date first set forth above.

TOUCHSTONE ADVISORS, INC.	ROCKEFELLER & CO., LLC
BY: /s/ E. Blake Moore, Jr. E. Blake Moore, Jr. President	BY: /s/ Casey C. Clark Name: Casey C. Clark Title: President & Chief Investment Officer, Rockefeller Asset Management
BY: /s/ Terrie A. Wiedenheft Terrie A. Wiedenheft Chief Financial Officer